Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Neal Fuller Senior Vice President/Chief Financial Officer 206-269-8500 investor@sbxhi.com

SeaBright Holdings Reports Fourth Quarter
and Year End 2011 Results

Seattle, WA – February 22, 2012 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the quarter and year ended December 31, 2011.

For the fourth quarter of 2011, the Company recorded a net loss of $0.6 million or $0.03 per basic and diluted share compared to net income of $0.9 million or $0.04 per diluted share for the same period in 2010.  Total revenue for the quarter increased 3.6% to $73.5 million versus $71.0 million in the year-earlier period.  For the fourth quarter of 2011, net premiums earned increased 6.0% to $66.7 million compared to $63.0 million for the same period in 2010.  Net realized gains totaled $0.4 million in the fourth quarter of 2011 compared to $1.1 million recorded in the same period in 2010.  Net realized gains in 2010 resulted from the sale of investment securities in order to realize the Company’s capital loss carry forwards.

For the year ended December 31, 2011, the Company recorded a net loss of $14.5 million or $0.69 per basic and diluted share compared to net loss of $1.6 million or $0.08 per basic and diluted share for the same period in 2010.  The reduction was primarily due to a decrease in net realized gains of $14.4 million. Total revenue for the period was $277.2 million versus $298.4 million in the year-earlier period.  For the year ended December 31, 2011, net premiums earned were $249.6 million compared to $254.3 million for the same period in 2010.   Net realized gains totaled $1.1 million in 2011 compared to $15.4 million recorded in 2010.

“Our net results in the fourth quarter reflected a relatively stable overall level of prior years’ loss reserves and a prudent increase relating to our current year loss estimates,” commented John Pasqualetto, SeaBright's Chairman, President and Chief Executive Officer.  “While we see the tough recessionary driven claim environment persist, we are also seeing consistent movement upward on rates and, in addition, we are experiencing the benefits of improvements made in both our claims and underwriting operations.”

The net loss ratio for the fourth quarter of 2011 was 80.3% compared to 78.9% for the same period in 2010.  During the fourth quarter of 2011, on a pre-tax basis, the Company recognized $0.2 million in net adverse development of prior years’ loss reserve estimates (consisting of $2.9 million of adverse development of direct loss reserves, offset by $2.7 million of favorable development related to ULAE, loss-based assessments and other estimates) compared to $2.1 million in net adverse development for the same period of 2010.  The net loss ratio for the fourth quarter 2011 includes the impact of an increase in the current accident year estimated net loss ratio from 62.5% to 65.0%.

Total underwriting, acquisition and insurance expenses for the fourth quarter 2011 were $19.5 million compared to $18.8 million for the same period in 2010. The net underwriting expense ratio for the fourth quarter of 2011 was 29.2% compared to 29.8% in the same period in 2010.  The fourth quarter 2011 results include $1.0 million of previously announced severance and office closure costs which were expensed during the quarter.

The net combined ratio for the fourth quarter of 2011 was 109.5% compared to 108.7% for the same period in 2010.

Net investment income for the fourth quarter of 2011 was $5.2 million compared to $5.7 million for the same period in 2010 as a result of lower yields on the investment portfolio.

The net loss ratio was 87.0% for the year ended December 31, 2011 compared to 87.4% for the same period in 2010.  For the year ended December 31, 2011, on a pre-tax basis, the Company recognized $31.4 million in adverse development of prior years' loss reserve estimates, compared to $32.6 million recorded in the same period in 2010.

Total underwriting, acquisition and insurance expenses for the year ended December 31, 2011 were $75.5 million compared to $72.1 million in the prior year period and the net underwriting expense ratio was 30.3% compared to 28.3% for the same period in 2010.

For the year ended December 31, 2011, the net combined ratio was 117.3% compared to 115.7% for the same period in 2010.

At December 31, 2011, SeaBright had approximately 1,500 customers compared to approximately 1,640 at December 31, 2010. Customer count in the Company’s core business decreased by approximately 240 year-over-year, while customer count in the program business increased by approximately 100 year-over-year. Average premium size at December 31, 2011 was $262,000 in the core business compared to $236,000 at December 31, 2010 and was $101,000 in the program business compared to $100,000 at December 31, 2010.

At December 31, 2011, the Company had $700.3 million in fixed income securities, of which none were rated below investment grade and 91% were rated A- or above, excluding the impact of secondary insurance on the municipal bond portfolio.

About SeaBright Holdings, Inc.
SeaBright Holdings, Inc. is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its wholesale broker affiliate, PointSure Insurance Services, Inc.  PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers.  Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries.  To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.

 Conference Call
The Company will host a conference call on Wednesday, February 22, 2012 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Neal A. Fuller, Senior Vice President and CFO. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://sbxhi.com/investors.html. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-466-4587 (domestic) or 719-325-2199 (international), (Passcode: 5366546). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available from February 22, 2012 at 7:30 p.m. ET through February 29, 2012, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 5366546).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology.  In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves, the duration and severity of claims or economic conditions in the United States. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2010 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 14, 2011, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three months and year ended December 31, 2011 and 2010 as well as selected balance sheet data as of December 31, 2011 and 2010. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s annual report on Form 10-K.  The Company currently expects to file its audited consolidated financial statements with the U.S. Securities and Exchange Commission as part of its annual report on Form 10-K in a timely fashion on or before March 15, 2012.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
	(in thousands, except share and per share amounts)
ASSETS

Fixed income securities available for sale, at fair value	$700,346	$672,968
Cash and cash equivalents	28,503	15,958
Accrued investment income	6,987	7,085
Premiums receivable, net of allowance	18,332	15,023
Deferred premiums	142,486	168,842
Due from reinsurer	4,814	4,420
Reinsurance recoverables	94,173	56,746
Receivable under reserve guarantee	3,117	2,965
Prepaid reinsurance	4,424	4,288
Property and equipment, net	6,337	6,277
Federal income tax recoverable	12,823	11,749
Deferred income taxes, net	19,233	23,458
Deferred policy acquisition costs, net	21,834	25,574
Intangible assets, net	1,244	1,330
Goodwill	2,794	2,794
Other assets	11,391	7,085
Total assets	$1,078,838	$1,026,562

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$518,044	$440,919
Unearned premiums	130,300	155,786
Reinsurance funds withheld and balances payable	7,079	6,739
Premiums payable	6,351	8,645
Accrued expenses and other liabilities	51,553	51,456
Surplus notes	12,000	12,000
Total liabilities	725,327	675,545

Commitments and contingencies

Series A Preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,327,749 shares at December 31, 2011 and 22,025,450 shares at December 31, 2010	223	220
Paid-in capital	213,746	209,941
Accumulated other comprehensive income	23,269	5,591
Retained earnings	116,273	135,265
Total stockholders’ equity	353,511	351,017
Total liabilities and stockholders’ equity	$1,078,838	$1,026,562

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands, except share and earnings (loss) per share information)
Revenue: (1)
Premiums earned	$66,739	$62,967	$249,551	$254,326
Claims service income	285	215	1,261	889
Net investment income	5,208	5,701	21,041	23,466
Net realized gains	388	1,138	1,051	15,425
Other income	919	949	4,257	4,253
	73,539	70,970	277,161	298,359
Losses and expenses:
Loss and loss adjustment expenses	53,854	49,924	218,413	223,050
Underwriting, acquisition and insurance expenses	19,518	18,751	75,521	72,084
Interest expense	135	132	525	528
Goodwill impairment	–	–	–	1,527
Other expenses	1,969	1,935	8,028	7,509
	75,476	70,742	302,487	304,698
Income (loss) before taxes	(1,937)	228	(25,326)	(6,339)

Income tax benefit	(1,346)	(704)	(10,800)	(4,756)
Net income (loss)	(591)	932	(14,526)	(1,583)

Other comprehensive income:
Net unrealized gains (losses) on investment securities available for sale	5,479	(21,498)	28,319	4,227
Less: Reclassification adjustment for net realized gains recorded into income	(388)	(1,138)	(1,051)	(15,425)
Income tax benefit (expense) related to items of other comprehensive income	(1,692)	7,866	(9,590)	3,862
Other comprehensive income (loss)	3,399	(14,770)	17,678	(7,336)
Comprehensive income (loss)	$2,808	$(13,838)	$3,152	$(8,919)

Basic earnings (loss) per share	$(0.03)	$0.04	$(0.69)	$(0.08)
Diluted earnings (loss) per share	$(0.03)	$0.04	$(0.69)	$(0.08)

Weighted average basic shares outstanding	21,167,193	20,919,033	21,118,711	20,867,720
Weighted average diluted shares outstanding	21,167,193	21,573,599	21,118,711	20,867,720

Net loss ratio (2)	80.3%	78.9%	87.0%	87.4%
Net underwriting expense ratio (3)	29.2%	29.8%	30.3%	28.3%
Net combined ratio (4)	109.5%	108.7%	117.3%	115.7%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Gross premiums written	$67,267	$72,670	$261,392	$264,323
Net premiums written	61,366	62,389	225,624	240,214

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.